Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A of Fidelity Hereford Street Trust: Fidelity Government Money Market Fund, Fidelity Money Market Fund, and Fidelity U.S. Treasury Money Market Fund of our reports dated June 13, 2007 on the financial statements and financial highlights included in the April 30, 2007 Annual Reports to Shareholders of the above reference funds, which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
June 26, 2007